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                                  EXHIBIT 99.1

                   GEON TO CLOSE ITS MASSACHUSETTS FILMS PLANT

CLEVELAND, OHIO - April 20, 2000 - The Geon Company (NYSE: GON) announced today that it plans to close the Geon engineered films plant in Newton Upper Falls, Massachusetts, by mid-2001. The plant, which employs 80 people, will transition its production to Geon's four other engineered films facilities prior to closing. The Massachusetts facility once was part of O'Sullivan Corporation, which Geon purchased in July 1999.

As part of Geon's continuing drive to create operating excellence throughout its network of businesses, the engineered films business has identified a number of profit improvement opportunities. The closing of the Massachusetts plant, once fully implemented by 2002, will save approximately $1 million annually. Moreover, the Company believes that proceeds from the sale of the Newton Upper Falls site will exceed the closing costs.

Geon expects to incur a one-time pre-tax charge in the second quarter of $3.4 million, or $0.09 per share, as well as $0.5 million associated with accelerated depreciation through mid-2001. The Company will record costs of approximately $1.6 million, or $0.04 per share, at closing and upon the property's sale in 2001, associated principally with site preparation for disposal. Moreover, additional expenses will likely be incurred as products are transitioned to other engineered films facilities.

O'Sullivan acquired the plant in 1982. It produces vinyl films, principally for the medical, stationery, flexible automotive and marine window markets.

The Geon Company is a leading North American-based polymer services and technology company, with operations in vinyl compounds, specialty vinyl resins and formulations, engineered films, and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries now employ more than 3,200 people and have 30 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia, Singapore and Colombia. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.
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PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
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This release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements for a variety of factors including, but not limited to: (1) fluctuations in raw material prices and supply, in particular fluctuations outside the normal range of industry cycles; (2) unanticipated delays in achieving or inability to achieve cost reduction and employee productivity goals; (3) inability to achieve or delays in achieving savings related to business consolidation and restructuring programs.